Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-150628) of Lighting Science Group Corporation of our report dated April 13, 2010 relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Lighting Science Group Corporation for the year ended December 31, 2009.

/s/ MCGLADREY & PULLEN, LLP

Dallas, Texas

April 13, 2010